SCOPUS VIDEO NETWORKS LTD.

FORM OF ARTICLES OF ASSOCIATION

DULY ADOPTED ON _________, 2005

WITH AN EFFECTIVE DATE OF ________, 2005

TABLE OF CONTENTS

INTERPRETATION	1

NAME OF THE COMPANY	2

PURPOSE	2

PUBLIC COMPANY	2

LIMITED LIABILITY	2

CAPITAL, SHARES AND RIGHTS	2

SHARE CERTIFICATES	3

REGISTERED HOLDER	3

TRANSFER OF SHARES	3

TRANSMISSION OF SHARES	4

ALTERATIONS OF THE AUTHORIZED CAPITAL	4

MODIFICATION OF CLASS RIGHTS	5

BORROWING POWERS	5

GENERAL MEETINGS	5

Notice of General Meetings	6

PROCEEDINGS AT GENERAL MEETINGS	6

Quorum	6

Chairman of the General Meeting	6

VOTE OF SHAREHOLDERS	7

DIRECTORS	8

Powers, number of directors, composition & election	8

Nomination & remuneration	9

Chairman of the Board	9

PROCEEDINGS OF THE DIRECTORS	10

Quorum	10

Methods of Attending meetings	10

Alternate Director	11

Committees	11

Approval of Certain Transactions with Related Parties	11

Records & Validity of Acts	11

GENERAL MANAGER (CHIEF EXECUTIVE OFFICER)	12

INSURANCE, EXCULPATION, AND INDEMNITY	12

Insurance of Officers	12

Indemnity of Officers	12

Advance indemnity	13

Retroactive indemnity	13

Exemption of Officers	13

Insurance, Exemption and Indemnity - General	13

APPOINTMENT OF AN AUDITOR	14

SIGNATORIES	14

DISTRIBUTIONS	14

REDEEMABLE SECURITIES	14

DONATIONS	15

NOTICES	15

ARTICLES OF ASSOCIATION
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SCOPUS VIDEO NETWORKS LTD.

INTERPRETATION

1.	In these Articles the following terms shall bear the meanings set opposite to them, unless inconsistent with the subject or context:

T E R M S	M E A N I N G S
Articles	These Articles of Association as may be amended from time to time.
Auditor	As defined under the Law.
Board	The Board of Directors of the Company.
CEO	Chief Executive Officer, also referred to under the Law as the general manager.
Class Meeting	A meeting of the holders of a class of shares.
Chairman	Chairman of the Board.
Company	Scopus Video Networks Ltd.
Companies Regulations	All regulations enacted pursuant to the Companies Law.
Distribution	As defined under the Law.
External Director	As defined under the Law.
The Law or the Companies Law	The Israeli Companies law, 5759 - 1999 and the regulations promulgated thereunder.
NIS	New Israeli Shekel
The Office	The registered office of the Company as may be re-located from time to time.
Office Holder	As such term is defined under the Law.
Ordinary Shares	The Company’s Ordinary Shares, NIS 1.40 par value each.
Register	Shareholders Register maintained by or on behalf of the Company.
Shareholder	As such term is defined under the Law.
Simple Majority	A majority of more than fifty percent (50%) of the votes cast by those Shareholders present and voting, not taking into consideration abstaining votes.
The Statutes
The Law, the Israeli Companies Ordinance (New Version) 1983, the Securities Law, 5738 - 1968 (the “Securities Law”) and all applicable laws and regulations applicable in any relevant jurisdiction (including without limitation U.S Federal laws and regulations), and rules of any stock market in which the Company’s shares are registered for trading as shall be in force from time to time and to the extent applicable to the Company.

Supermajority Vote	a majority of seventy five percent (75%) or more of the votes cast by those Shareholders present and voting, not taking into consideration abstentions.

Except as otherwise provided above or elsewhere under these Articles, any word or expression mentioned herein shall have the meaning ascribed to them under the Law, and if not applicable, the meaning ascribed to them under the Companies Regulations, and if not applicable, the meaning ascribed to the under the Securities Law, and if not applicable, the meaning ascribed to them under the Securities Regulations, and if not applicable, the meaning ascribed to them under any other applicable law - in all cases if the meaning set forth therein does not contradict the purpose or the context of the relevant provision.

2.
Words importing the singular shall include the plural, and vice-versa. Words importing the masculine gender shall include the feminine gender; and words importing persons shall include corporate bodies.

Any provision or part thereof of these Articles, prohibited by applicable law, shall be ineffective, without invalidating any other part of these Articles.

NAME OF THE COMPANY

3.	The name of the Company is Scopus Video Networks Ltd.

PURPOSE

4.	The Company may engage in any type of lawful business as may be determined by the Board from time to time.

PUBLIC COMPANY

5.	The Company is a public company pursuant to the Companies Law.

LIMITED LIABILITY

6.
The liability of the shareholders for the debts of the Company shall be limited to the full amount (par value together with premium) which they were required to pay to the Company for shares, and which has not yet been paid by them.

CAPITAL, SHARES AND RIGHTS

7.
The authorized share capital of the Company is 92,500,000 divided into 66,071,428 Ordinary Shares of par value NIS 1.40 each, subject to amendments from time to time by resolutions of the general meeting of the shareholders.

All issued and outstanding shares of the Company of the same class are of equal rights between them for all intents and purposes concerning the rights set forth below.
The liability of each Shareholder for the Company's debts is limited to the full payment of the original issue price of the shares first allotted to such Shareholder or his predecessors. Once such price is paid by the original owner of shares, there is no further liability of the holder and such holder’s transferees for the Company’s debts.

8.	Each issued Ordinary Share entitles its holder to the rights as described below:

8.1.
The equal right to participate in and vote at the Company's general meetings, whether ordinary meetings or special meetings, and each of the shares in the Company shall entitle the holder thereof, who is present at the meeting and participating in the vote, whether in person, or by proxy, to one vote.

8.2.	The equal right to participate in any Distribution.

8.3.	The equal right to participate in the distribution of assets available for distribution in the event of liquidation of the Company.

9.	If two or more persons are registered as joint holders of any shares, any one of such persons may give effectual receipts for any dividend or other monies in respect of such share.

10.
To the extent required by the Law a trustee must inform the Company of the fact that such trustee is holding shares of the Company in trust for another person at such time as may be required by the Law. The Company shall register that fact in the Register in respect of such shares. The trustee shall be deemed to be the sole holder of said shares. The Company shall not be bound by or required to recognize any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share other than an absolute right to the entirety thereof in the registered holder.

SHARE CERTIFICATES

11.
A shareholder who is registered in the Register is entitled to receive from the Company, without payment and at such shareholder’s request, within a period of three months after the allocation or registration of the transfer, one share certificate with respect to all the shares registered in his name, which shall specify the aggregate number of the shares held by such shareholder. In the event of a jointly held share, the Company shall issue one share certificate for all the joint holders of the share, and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them. Every certificate shall bear the Company’s seal or a facsimile copy thereof and be signed by two Office Holders of the Company. A nominee company is entitled, at its request, to receive from the Company, within a period of three months after the allocation or the registration of a transfer, as the case may be, one certificate evidencing the number of shares registered in its name in the Register.

12.	A share certificate that is defaced, destroyed or lost may be renewed based on evidence and guarantees as the Board shall determined, from time to time.

 REGISTERED HOLDER

13.
Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

TRANSFER OF SHARES

14.	Subject to the Statutes, and subject to any applicable agreements or undertakings of any specific shareholder, the shares shall be freely transferable.

15.
Ttransfer of shares shall be made in writing or other manner, in a form specified by the Board or the transfer agent appointed by the Company, and such transfer form should be signed by both the transferee and the transferor and delivered to the Office or to such transfer agent, together with the certificates of the shares due to be transferred, if such certificates have been issued. The transferee shall be deemed to be the shareholder with respect to the transferred shares only from the date of registration of his name in the Register.

16.
The Board may suspend the registration of transfers for such period of time as the Board shall deem fit, provided that the period of closure of any such book shall not exceed 30 days each year. The Company shall notify the shareholders of such decision.

TRANSMISSION OF SHARES

17.
In the case of the death, liquidation, bankruptcy, dissolution, winding-up or a similar occurrence of a Shareholder, the legal successors of such Shareholder shall be the only persons recognized by the Company as having any title to such shares, but nothing herein contained shall release the estate of the predecessor from any liability in respect of such shares.

The legal successors may, upon producing such evidence of title as the Directors shall require, be registered themselves as holders of the shares, or subject to the provisions as to transfers herein contained, transfer the same to some other person.

ALTERATIONS OF THE AUTHORIZED CAPITAL

18.	(a) Subject to the Statutes, a general meeting of shareholders may from time to time resolve to:

18.1.
Alter or add classes of shares that shall constitute the Company's authorized capital, including shares with preference rights, deferred rights, conversion rights or any other special rights or limitations.

18.2.	Increase the Company's registered share capital by creating new shares either of an existing class or of a new class.

18.3.	Consolidate and/or split all or any of its share capital into shares of larger or smaller par value than the existing shares.

18.4.	Cancel any registered shares not yet allocated, provided that the Company has made no commitment to allocate such shares.

18.5.	Reduce the Company’s share capital and any reserved fund for redemption of capital.

(b) In executing any resolution adopted according to Article 18(a) above, the Board may, at its discretion, resolve any related issues.

(c) If as a result of a consolidation or split of Shares authorized under these Articles, fractions of a Share will stand to the credit of any Shareholder, the Board is authorized at its discretion, to act as follows:

(1)
determine that fractions of Shares that do not entitle their owners to a whole Share, will be sold by the Company and that the consideration for the sale be paid to the beneficiaries, on terms the Board may determine;

(2)
allot to every Shareholder, who holds a fraction of a Share resulting from a consolidation and/or split, Shares of the class that existed prior to the consolidation and/or split, in a quantity that, when consolidated with the fraction, will constitute a whole Share, and such allotment will be considered valid immediately prior to the consolidation or split;

(3)	determine the manner for paying the amounts to be paid for Shares allotted in accordance with Article 18(c)(2) above, including on account of bonus Shares; and/or

(4)
determine that the owners of fractions of Shares will not be entitled to receive a whole Share in respect of a Share fraction or that they may receive a whole Share with a different par value than that of the fraction of a Share.

19.
Except as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital shall be considered as part of the original share capital, and shall be subject to the same provisions of these Articles with reference to payment of calls, lien, transfer, transmission, forfeiture and otherwise, which applies to the original share capital.

MODIFICATION OF CLASS RIGHTS

20.
If at any time the share capital is divided into different classes of shares, any change to the rights and privileges of the holders of any such class of shares shall require the approval of a Class Meeting of such class of shares by a Simple Majority (unless otherwise provided by the Statutes or by the terms of issue of the shares of that class).

21.
The rights and privileges of the holders of any class of shares shall not be deemed to have been altered by creating or issuing shares of any class, including a new class (unless otherwise provided by the terms of issue of the shares of that class).

BORROWING POWERS

22.
The Company may, by resolution of the Board, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Company, by resolution of the Board, may also raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as it deems fit, and in particular by the issue of debentures or debenture stock of the Company charged upon all or any part of the property of the Company (both present and future) including its unissued and/or its uncalled capital for the time being. Issuance of any series of debentures shall require Board approval.

GENERAL MEETINGS

23.
Annual general meetings shall be held at least once a calendar year, at such place and time as determined by the Board, but not later than fifteen (15) months after the last Annual general meeting. Such general meetings shall be called "Annual Meetings" and all other general meetings of the Company shall be called "Special Meetings". The Annual Meeting shall appoint directors and the Auditor and shall transact any other business required pursuant to these Articles or to the Law, and any other matter as shall be determined by the Board.

24.
The Board may convene a Special Meeting by its resolution, and is required to convene a Special Meeting should it receive a request, in writing, from a person or persons entitled, under the Companies Law, to request such meeting.

Any request for convening a meeting must specify the purposes for which the meeting is to be called, shall be signed by the persons requesting the meeting, and shall be delivered to the Company's registered offices.

25.
In addition, subject to the Law, the Board may accept a request of a shareholder holding not less than 1% of the issued and outstanding share capital of the Company to include a subject in the agenda of a general meeting, only if the request also sets forth: (a) the name and address of the Shareholder making the request; (b) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the Shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; and (d) a declaration that all the information that is required under the Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided. In addition, if such subject includes a nomination to the Board in accordance with the Articles, the request shall also set forth the consent of each nominee to serve as a director of the Company if so elected and a declaration signed by each nominee declaring that there is no limitation under the Law for the appointment of such nominee. Furthermore, the Board, may, in its discretion to the extent it deems necessary, request that the Shareholders making the request provide additional information necessary so as to include a subject in the agenda of a general meeting, as the Board may reasonably require

Subject to applicable law, the Board shall determine the agenda of any general meeting.

Notice of General Meetings

26.	Notice of a general meeting shall be given in such manner as set forth in the applicable Statutes.

Except as required under the Statutes, the Company shall not be obligated to provide additional notice of a general meeting to shareholders.

27.	The accidental omission to give notice of any meeting to or the non-receipt of any such notice by any of the Shareholders shall not invalidate any resolution passed at any such meeting.

PROCEEDINGS AT GENERAL MEETINGS
Quorum

28.	No business shall be transacted at any general meeting of the Company unless a quorum of Shareholders is present at the opening of the Meeting.

Except as provided in the following Article with regard to an adjourned Meeting, the quorum for any general meeting shall be the presence of at least two Shareholders in person or by proxy holding 33 ⅓% or more of the voting rights in the Company.

29.
If within half an hour from the time appointed for the holding of a general meeting a quorum is not present, the general meeting shall stand adjourned one day thereafter at the same time and place or to such other day, time and place as the Board may indicate in a notice to the Shareholders. At such adjourned Meeting the necessary quorum for the business for which the original Meeting was called shall be two Shareholders holding at least 10% of the issued and outstanding share capital of the Company.

Chairman of the General Meeting

30.
The Chairman shall preside as the chairman at every general meeting, but if there shall be no such Chairman or if at any meeting the Chairman shall not be present within fifteen (15) minutes after the time appointed for holding the same, or shall be unwilling to act as chairman, then the Board members present at the meeting shall choose, by a Simple Majority vote, one of the Board members as chairman of the meeting and if they shall not do so then the Shareholders present shall choose a Board member, or if no Board member be present or if all the Board members present decline to take the chair, they shall choose any other person present to be chairman of the meeting.

31.
The chairman may, with the consent of a general meeting at which a quorum is present, and shall if so directed by the general meeting, adjourn any meeting, discussion or the resolution with respect to a matter that is on the agenda, from time to time and from place to place as the meeting shall determine. If a meeting was adjourned for a period less than 21 days, without a change in its agenda, a notice with respect to the date of such meeting shall be given as soon as possible, but no later than 72 hours before such meeting. Whenever a meeting is adjourned for more than 21 days, notice of the adjourned meeting shall be given in the same manner as in the case of the original meeting. Except as aforesaid, no Shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

32.
A vote in respect of the election of the chairman of the meeting or regarding a resolution to adjourn the meeting shall be carried out immediately. All other matters shall be voted upon during the meeting at such time and order as decided by the chairman.

VOTE OF SHAREHOLDERS

33.
All resolutions proposed at any general meeting will require a Simple Majority, unless otherwise required by the Statutes or these Articles. Except as otherwise specified in these Articles, alteration or amendment of these Articles shall require a Simple Majority.

34.
A declaration by the chairman of the meeting that a resolution has been carried, or has been carried unanimously or by a particular majority, or rejected, or not carried by a particular majority, shall be conclusive, and an entry to that effect in the minutes of the meeting shall be conclusive evidence thereof (without need to prove the number or proportion of the votes in favor of or against such resolution).

35.	The chairman of the meeting will not have a second and/or a casting vote. If the vote is tied with regard to a certain proposed resolution such proposal shall be deemed rejected.

36.
If two or more persons are jointly entitled to a share, the vote of the senior one who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share, and for this purpose seniority shall be determined by the order in which the names stand in the Register.

37.	A proxy need not be a Shareholder of the Company.

38.
The instrument appointing a proxy shall be in writing signed by the appointer or of his attorney-in-fact duly authorized in writing. A corporate entity shall vote by a representative duly appointed in writing by such entity.

Any instrument appointing a proxy or a representative of a corporate entity (whether for a specified meeting or otherwise) shall be in a form as the Board approves, from time to time.

39.
The instrument of appointment must be submitted to the Office or such other location determined by the Board, no later than 48 hours prior to the first general meeting to be attended by such proxy or representative. The instrument of appointment shall automatically terminate and cease to be of any force or affect on the anniversary (12 months) of the date of the instrument of appointment, unless such instrument sets out a different expiry date.

40.	A proxy may be appointed in respect of only some of the shares held by a Shareholder, and a Shareholder may appoint more than one proxy, each empowered to vote by virtue of a portion of the shares.

41.
A Shareholder being of unsound mind or pronounced to be unfit to vote by a competent court of law may vote through a legally appointed guardian or any other representative appointed by a court of law to vote on behalf of such Shareholder.

42.
A Shareholder entitled to vote may signify in writing his approval of, or dissent from, or may abstain from any resolution included in a proxy instrument furnished by the Company. A proxy instrument may include resolutions pertaining to such issues which are permitted to be included in a proxy instrument according to the Statutes, and such other issues which the Board may decide, in a certain instance or in general, to allow voting through a proxy. A Shareholder voting through a proxy instrument shall be taken into account in determining presence of a quorum as if such Shareholder is present at the meeting.

43.	The chairman of the general meeting shall be responsible for recording the minutes of the general meeting and any resolution adopted.

44.	The provisions of these Articles relating to general meetings shall, mutatis mutandis, apply to Class Meetings.

DIRECTORS
Powers, number of directors, composition & election

45.
The Board shall have and execute all powers and/or responsibilities allocated to the Board by the Statutes and these Articles, including setting the Company’s policies and shall supervising the execution of the powers and responsibilities of the CEO. The Board may execute any power of the Company that is not specifically allocated by the Statutes or by these Articles to another organ of the Company.

46.	The number of directors on the Board shall be Seven (7) and shall include: two External Directors, one director from Class 1, two directors from Class 2, and two director from Class 3.

47.
The directors of the Company shall be elected only at Annual Meeting by a Simple Majority, and shall not be elected at a Special Meeting, except as otherwise provided in these Articles or by the Statutes.

Except for External Directors, the directors shall serve in office until the end of the third Annual Meeting after the meeting at which they were elected. A director whose term of office has expired may be re-elected.

A general meeting may dismiss a director during the term only by a Supermajority vote (except for External Directors - who may be dismissed only as set forth under the Law).

48.
Other than external directors, the Board shall be divided into three classes as set forth in Article 47 above. The directors of Class 1 that are serving on the date of the effectiveness of these Articles will continue to serve until the first Annual Meeting held in 2007. The directors of Class 2 that are serving on the date of the effectiveness of these Articles will continue to serve until the first Annual Meeting held in 2008. The directors of Class 3 that are serving on the date of the effectiveness of these Articles will continue to serve until the first Annual Meeting held in 2009.

49.
Should a general meeting not elect the number of new directors that were scheduled to be elected at such meeting from a certain class, the Board may fill the vacancy according to the provisions of Article 50 below.

50.
Should a director cease serving (the “Retiring Director”), the remaining directors may continue to act, provided that their number shall be not less than the minimal number of directors mentioned under Article 46 above. The Board may appoint a director in place of a director who ceased serving. The appointment of a director by the Board shall be in effect until the next Annual Meeting or until he shall cease serving in office pursuant to the provisions of these Articles. The director elected by such general meeting shall be considered as a member of the class of the Retiring Director and shall serve in office until the end of the third Annual Meeting after the meeting at which the Retiring Director was elected.

51.
The term of office of a director shall commence on the date of such director’s appointment by the general meeting or by the Board or on a later date, should such date be determined in the resolution of appointment of the general meeting or of the Board.

52.	Any amendment of articles 45 - 51 above requires a Supermajority Vote.

Remuneration

53.	Reserved.

54.	The Company shall determine the remuneration of the directors in accordance with the Law.

Chairman of the Board

55.
The Board shall elect one of its members as Chairman. The Board may replace the Chairman from time to time. The Chairman shall preside at meetings of the Board, but if at any meeting the Chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the directors shall choose a present director to be chairman of such meeting.

PROCEEDINGS OF THE DIRECTORS

56.	The directors shall meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they deem fit, subject to these Articles.

Unless otherwise determined by the Board, written notice of any meeting of the Board and the agenda setting out the matters to be discussed at such meeting, shall be given to all directors at least seventy two (72) hours (or such shorter notice as all the directors may agree) before the meeting. The directors may waive the necessity of such notice either beforehand or retrospectively.
Quorum

57.
No business shall be transacted at any meeting of the Board unless a quorum of directors is present when a meeting is called to order. A quorum shall be deemed to exist when there are present personally or represented by an alternate director at least half of the directors then in office.

If a quorum is not present at the meeting of the Board within half an hour after the time scheduled for the meeting, the meeting may be adjourned to another time as shall be decided by the Chairman, or in his absence, the directors present at the meeting, provided that notice of twenty four (24) hours in advance shall be given to all the directors of the time of the adjourned meeting. The quorum for the commencement of the adjourned meeting shall be three members of the Board.

Methods of Attending meetings

58.
Some or all of the directors may attend meetings of the Board through computer network, telephone or any other media of communication, enabling the directors to communicate with each other, in the deemed presence of all of them, provided that due prior notice detailing the time and manner of holding a given meeting is served upon all the directors. Any resolution adopted by the Board in such a meeting, pursuant to the provisions of these Articles, will be recorded in writing and signed by the Chairman (or in his absence by the chairman of the meeting), and shall be valid as if adopted at a meeting of the Board duly convened and held.

59.	Reserved.

60.
A resolution in writing signed by all of the directors, or a resolution in respect of which all the directors have agreed (in writing by mail, fax or electronic mail) not to convene, shall be as valid and effective for all purposes as if passed at a meeting of the Board duly convened and held.

Any such resolution may consist of several counterparts, each signed by one or more directors. Such resolution in writing (including facsimile) shall be effective as of the last date appearing on the resolution, or if the resolution is signed in two or more counterparts, as of the last date appearing on the counterparts.

61.
While exercising his/her voting right, each director shall have one vote. Resolutions of the Board will be decided by a Simple Majority, except as otherwise provided in these Articles or by the Statutes. In the event the vote is tied, the Chairman of the Board shall not have a casting vote, and such resolution shall be deemed rejected.

Alternate Director

62.
Subject to the Law, a director shall be entitled at any time and from time to time to appoint in writing any person who is qualified to serve as a director, to act as his/her alternate and to terminate the appointment of such person. The appointment of an alternate director does not negate the responsibility of the appointing director and such responsibility shall continue to apply to such appointing director - taking into account the circumstances of the appointment.

Alternate directors shall be entitled, while holding office, to receive notices of meetings of the Board and to attend and vote as a director at any meetings at which the appointing director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the appointing director.

The document appointing an alternate director must be submitted to the Chairman of the Board no later than at the opening of the first Board meeting to be attended by such alternate director.

Committees

63.
The Board may set up committees and appoint members to these committees subject to the Statutes. A resolution passed or an act done by a such a committee shall be treated as a resolution passed or act done by the Board, unless expressly otherwise prescribed by the Board or the Statutes for a particular matter or in respect of a particular committee.

64.
Meetings of committees and proceedings thereat (including the convening of the meetings, the election of the chairman and the votes) shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board so far as the same are applicable thereto.

Approval of Certain Transactions with Related Parties

65.
A transaction between the Company and an Office Holder, including transactions concerning compensation of non-director Office Holders, and a transaction between the Company and a third person in which an Office Holder of the Company has a personal interest, which is not an Extraordinary Transaction (as defined in the Law), will require only the approval of the Board or a committee authorized by the Board.

Records & Validity of Acts

66.
The resolutions of the Board shall be recorded in the minutes book of the Company, as required under the Statutes, signed by the Chairman or the chairman of a certain meeting. Such signed minutes shall be deemed an accurate account of the meeting and the resolutions resolved therein.

67.
All acts done bona fide by any meeting of the Board or of a committee of the Board or by any person acting as a director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

CEO

68.	The Board shall appoint at least one CEO, for such period and upon such terms as the Board deems fit.

69.
The CEO shall have all managing and execution powers within the policies and guidelines set forth by the Board, and shall be under the supervision of the Board. The CEO may delegate any of his powers to his subordinates, subject to the approval of the Board.

INSURANCE, EXCULPATION, AND INDEMNITY

Insurance of Office Holders

70.	The Company may insure the liability of an Office Holder, to the fullest extent permitted under the Statutes.

71.
Without derogating from the aforesaid the Company may enter into a contract to insure the liability of an officer therein for an obligation imposed on him in consequence of an act done in his capacity as an officer therein, in any of the following cases:

71.1.	A breach of the duty of care vis-a-vis the Company or vis-a-vis another person;

71.2.	A breach of the fiduciary duty vis-a-vis the Company, provided that the officer acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

71.3.	A monetary obligation imposed on him in favor of another person;

71.4.	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Office Holder in the Company.

Indemnity of Office Holders

72.
The Company may indemnify an Office Holder, to the fullest extent permitted under the Statutes. Without derogating the aforesaid the Company may indemnify an Office Holder for liability or expense imposed on him in consequence of an action made by him in the capacity of his position as an Office Holder in the Company, as follows:

72.1.
A monetary obligation imposed on him or incurred by him in favor of another person pursuant to a judgment, including a judgment given in settlement or a court approved settlement or arbitrator's award;

72.2.
Reasonable legal fees, including attorney’s fees, incurred by an Office Holder in consequence of an investigation or proceeding filed against him by an authority that is authorize to conduct such investigation or proceeding, provided that such investigation or proceeding (i) concludes without the filing of an indictment against the Office Holder or (ii) concluded with imposing monetary payment on the Office Holder in lieu of criminal proceedings, but the criminal offense in question does not require the proof of criminal intent, all within the meaning of the Law.

72.3.
Reasonable litigation costs, including attorney’s fees, incurred by an Office Holder or which he is order to pay by a court, in proceedings filed against him by the Company or on its behalf or by another person, or in a criminal charge of which he is acquitted, or in a criminal charge of which he is convicted of an offence that does not require proof of criminal intent.

72.4.	any other obligation or expense in respect of which it is permitted or will be permitted under the Statutes to indemnify an Office Holder.

Advance indemnity

73.	The Company may give an advance undertaking to indemnify an Office Holder therein in respect of the following matters:

73.1.
Matters as detailed in Article 72.1, provided however, that the undertaking is restricted to events, which in the opinion of the Board, are anticipated in light of the Company’s activities at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by the Board as reasonable under the circumstances. The indemnification undertaking shall specify such events and sum or measurement.

73.2.	Matters as detailed in Articles 72.2, 72.3 and 72.4.

Retroactive indemnity

74.	The Company may indemnify an Office Holder therein with respect of the matters as detailed in Article 72, subject to any applicable law.

Exemption of Officers

75.
The Company may exempt an Office Holder therein in advance and retroactively for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis the Company, to the fullest extent permitted under the Statutes.

Insurance, Exemption and Indemnity - General

76.
The above provisions with regard to insurance, exemption and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exemption in connection with a person who is not an Office Holder of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law.

77.
Articles 70 through 78 shall apply mutatis mutandis in respect of the grant of insurance, exemption and/or indemnification for persons serving on behalf of the Company as Office Holders in companies controlled by the Company, or in which the Company has an interest.

78.
An undertaking to insure, exempt and indemnify an Office Holder in the Company as set forth above shall remain in full force and effect even following the termination of such Office Holder service with the Company.

APPOINTMENT OF AN AUDITOR

79.
Subject to the Statutes, the Annual Meeting shall appoint an Auditor for a period ending at the next Annual Meeting, or for a longer period, but no longer than until the third Annual Meeting after the meeting at which the Auditor has been appointed. The same Auditor may be re-appointed.

Subject to the Statutes, the terms of service of the Auditor for the audit services shall be determined by the Board, at its discretion, or a committee of the Board if such determination was delegated to a committee, including undertakings or payments to the Auditor. The Board shall report the fees of the Auditor to the Annual Meeting.

SIGNATORIES

80.	Signatory rights on behalf of the Company shall be determined from time to time by the Board.

DISTRIBUTIONS

81.	The Board may decide upon a Distribution, subject to the provisions set forth under the Law and these Articles.

82.
Whenever the Board decides upon distribution of dividends (cash, shares or in kind), the dividends shall be paid in the same manner to all the outstanding shares having rights to receive dividends on the date of the resolution (or a later date as determined by the Board), subject to the preferred rights (if any) of any class of shares in respect of the distribution.

83.	Notice of any Distribution, shall be given to all registered holders of shares eligible to such Distribution, as determined by the Board.

84.
The Board will determine the method of payment of any Distribution. The receipt of the person whose name appears on the record date on the Register as the owner of any share, or in the case of joint holders, of any one of such joint holders, shall serve as confirmation with respect to all the payments made in connection with that share and in respect of which the receipt was received. All dividends unclaimed after having been declared may be invested or otherwise used by the Directors for the benefit of the Company until claimed. No unpaid dividend shall bear interest or accrue linkage differentials.

85.
If required in a Distribution to present a written contract between the Company and the shareholders according to the Law, the Board may appoint one representative on behalf of all the Shareholders entitled to receive such Distribution and such appointment shall be deemed due appointment by the all participating Shareholders.

86.
For the purpose of implementing of any resolution concerning any Distribution, the Board may settle, as it deems fit, any difficulty that may arise with respect to the Distribution, including to determine the value for the purpose of the said Distribution of certain assets, and to decide that payments in cash shall be made to the Shareholders based on the value so determined, and to determine provisions with respect to fractions of shares or with respect to the non-payment of small sums.

REDEEMABLE SECURITIES

87.
The Company shall be entitled to issue redeemable securities which are, or at the option of the Company may be, redeemed on such terms and in such manner as shall be determined by the Board. Redeemable securities shall not constitute part of the Company's capital, except as provided in the Law.

DONATIONS

88.
The Company may make donations of reasonable amounts of money for purposes which the Board deems to be worthy causes, even if the donations are not made in relation to business considerations for increasing the Company's profits.

NOTICES

89.
Subject to the Statutes, notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles and/or the Statutes shall be delivered by the Company to any person, in any one of the following manners as the Company may choose: in person, by mail, transmission by fax or by electronic form.

Any notice or other document which shall be sent shall be deemed to have reached its destination on the third day after the day of mailing if sent by registered mail or regular mail, or on the first day after transmission if delivered in person, transmitted by fax or electronic form.

Should it be required to prove delivery, it shall be sufficient to prove that the notice or document sent contains the correct mailing, e-mail, or fax details as registered in the Register or any other address which the Shareholder submitted in writing to the Company as the address and fax or e-mail details for the submission of notices or other documents.

Notwithstanding anything to the contrary contained herein and subject to the provisions of the Statutes, a notice to a Shareholder may be served, as general notice to all Shareholders, in accordance with applicable rules and regulations of any stock market upon which the Company’s shares are listed.

In cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice was sent shall be excluded and the scheduled day of the meeting or the last date of the period shall be included in the count.

Subject to the Statutes, the Company shall not be required to send notices to any Shareholder who is not registered in the Register or has not provided the Company with accurate and sufficient mailing details.

90.
Any notice to be given to the Shareholders shall be given, with respect to joint shareholders, to the person whose name appears first in the Register as the holder of the said share, and any notice so given shall be sufficient notice for all holders of the said share.

91.
Any notice or other document served upon or sent to any Shareholder in accordance with these Articles shall, notwithstanding that he be then deceased or bankrupt, and whether the Company received notice of his death or bankruptcy or not, be deemed to be duly served or sent in respect of any shares held by him (either alone or jointly with others) until some other person is registered in his stead as the holder or joint holder of such shares, and such service or sending shall be a sufficient service or sending on or to his heirs, executors, administrators or assigns and all other persons (if any) interested in such share.

92.	The accidental omission to give notice to any Shareholder or the non-receipt of any such notice, shall not cancel or annul any action made in reliance on the notice.

Dated this ___ day of ________, 2005